EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-1669332 on Form N-14 of our reports dated February 16, 2010 and December 21, 2009, relating to the financial statements and financial highlights of Eaton Vance Emerging Markets Fund, a series of Eaton Vance Special Investment Trust, and Eaton Vance Structured Emerging Markets Fund, a series of Eaton Vance Mutual Funds Trust, included in the Annual Reports on Form N-CSR for the years ended December 31, 2009 and October 31, 2009, respectively. We also consent to the references to us under the headings “EM Fund Financial Highlights,” “SEM Fund Financial Highlights,” and “Experts” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts June 28, 2010